STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: PIONEER ETMF SERIES TRUST I

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Trust is changed from “Pioneer ETMF Series Trust I” to “Pioneer NextShares Series Trust I”.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 4th day of August, 2016 A.D.

/s/ Kenneth J. Taubes
Kenneth J. Taubes
As Trustee and not individually

/s/ Christopher J. Kelley
Christopher J. Kelley
As Trustee and not individually